Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of the date written below by and between Michael S. Egan (“Employee”), and SPARK NETWORKS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Employee has been employed by the Company as Chief Executive Officer pursuant to the terms and conditions of that certain Employment Agreement, with an effective date of January 1, 2016 between the Company and Employee (the “Employment Agreement”);

WHEREAS, Company delivered to the Employee written notice of termination without cause pursuant to Section 4(a) of the Employment Agreement on August 10, 2016 (the “Termination Notice”); and

WHEREAS, Employee and the Company wish to enter into an agreement concerning his separation from employment with the Company.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT CAN BE RELEASED.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and the Company acknowledge and agree as follows:

1.   TERMINATION OF EMPLOYMENT AGREEMENT. The parties hereto agree for purposes of this Agreement, that Employee’s employment with the Company will be terminated effective as of September 9, 2016 (the “Separation Date”), such date being 30 calendar days after the delivery of the Termination Notice. Each of the Company and Employee agree and acknowledge that Employee received his salary, health and other benefits through such date and will not after such date perform any further duties or render services as an employee or in any other service capacity to the Company or any of its affiliates, subsidiaries or parent corporations. In exchange for the payments, benefits, and other agreements of the Company set forth in this Agreement, Employee and Company hereby (i) waive any advance notice requirement set forth in the Employment Agreement and (ii) agree that the Employment Agreement was terminated and canceled effective as of the Separation Date with no compensation, benefits, damages, obligations or other payments owing to Employee thereafter (other than as specifically set forth in this Agreement).

2.   Acknowledgment of Prior Payments. Employee represents he has the full power and authority to enter into this Agreement and agrees and acknowledges he has been paid all amounts due and owing as of the execution of this Agreement, including all wages, earned vacation, paid time off, bonuses, and Company benefits, less appropriate withholdings, and reimbursement of all business expenses through the date of the execution of this Agreement. Employee agrees and understands that none of the foregoing amounts constitute consideration for this Agreement.

3.   CONSIDERATION TO EMPLOYEE. The Company shall make the following payments and provide the following additional benefits and consideration to Employee:

a.	Separation Payment. Within five (5) business days following the Effective Date (as defined herein) and in accordance with the Employment Agreement, the Company will pay to Employee:
i.	$8,480.77, calculated as the prorated Base Salary earned as of the Effective Date;
ii.	$24,230.77, calculated as the accrued but unused vacation as of the Effective Date; and
iii.	$83,000, calculated as an STI payment at the discretion of the Compensation Committee.
b.	Severance Package. In accordance with the Employment Agreement, the Company will pay to Employee:
i.

$157,500, calculated as 50% of Employee’s Base Salary, such amount to be paid in accordance with the Employment Agreement, in equal installments on the Company’s normal payroll dates for a period of six (6) months beginning with the payroll date following the sixtieth (60th) day following the Effective Date; and

ii.	Reimbursement for COBRA payments paid by Employee in the twelve (12) month period following the Effective Date.
c.

Options and RSUs. All stock options, restricted stock units (“RSUs”), and other rights to acquire shares of the Company’s capital stock that have not already vested shall, on the Separation Date, immediately expire and become null and void. All vested but unsettled RSUs, covering 42,000 shares of common stock, in the aggregate, shall otherwise remain subject in all respects to the terms of the applicable Notice of Grant of Restricted Stock Unit (the “RSU Grant Notice”) and the Company’s 2007 Omnibus Incentive Plan. In accordance with such RSU Grant Notice, the RSUs covering 42,000 shares of common stock will be settled in shares on December 31, 2016.  No other RSUs or other equity compensation is awarded to Employee except as set forth in this Agreement.

Employee acknowledges that, pursuant to the terms of the Employment Agreement, his receipt of the benefits outlined above is conditioned on his execution of this Agreement, including the release provisions of Paragraph 4.

4.   TERMINATION OF BENEFITS. Employee’s benefits under the Company’s health, dental and vision plans will terminate at the end of the calendar month of the Separation Date, in accordance with the terms of such plans.  For purposes of non-qualified deferred compensation plans, Employee’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) shall be deemed to occur on the Separation Date.  Any benefits to which Employee is entitled under the Company’s non-qualified deferred compensation plan or supplemental medical reimbursement plan will be paid pursuant to the terms of such plans.  Employee agrees to roll over any vested assets held with the Company’s Fidelity 401K Plan promptly following the Separation Date.

5.   Mutual General Release.  Subject to this Agreement becoming effective, Employee, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever releases and discharges the “Company Parties” (as defined below) from and with respect to, any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, fixed or contingent (collectively, “Claims”), including without limitation, any claims based upon contract, tort, or under any federal, state, local or foreign law, that the Employee may have, or in the future may possess, arising  out of any aspect of Employee’s employment relationship with and service as an employee, officer, director, manager or agent of the Company or any of its subsidiaries, or the termination of such relationship or service, that occurred, existed or arose on or prior to the Employee’s execution of this Agreement.  Employee represents and warrants that he has not assigned any of the claims being released under this Agreement and that he has not filed any proceeding relating to Employee’s employment or the termination thereof.  For example, as a result of the general release in this Section 5, Employee is releasing all claims of any kind that can be released, arising out of, or related to Employee’s employment and involvement with, or the ending of employment with the Company, any claims arising from rights under his Employment Agreement, federal, state and/or local laws, including but not limited to those related to tax payments or accounting, ownership in the Company, rights to ongoing profits of the Company, claims of ownership of the Company’s intellectual property, or any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind that can be released. Employee understands that the claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(a) Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination such as such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, or age employment discrimination.

(b) Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), which prohibits age discrimination; and any other federal laws relating to employment, such as veterans' reemployment rights laws.

(c) Other laws, such as any federal, state, or local laws providing workers' compensation benefits, restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims as well as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters; the California Workers' Compensation Act; or any applicable California Industrial Welfare Commission order.

Notwithstanding the foregoing, nothing in this section is intended to release or otherwise affect or impair (i) any rights, responsibilities or obligations arising from, relating to or otherwise concerning this Agreement, (ii) any rights Employee has to vested benefits or entitlements under any stock option or benefit plan of the Company in accordance with the terms of such plan or arrangement, (iii) any rights Employee has to indemnification and advancement of expenses in accordance with the Company’s governing documents,  and that certain Indemnification Agreement entered into by and between the Company and Employee (the “Indemnification Agreement”), and (iv) any rights Employee has to coverage under directors’ and officers’ insurance policies of the Company.

“Company Parties” means the Company, and its past and present officers, directors, owners, employees, administrators, members, shareholders, agents, successors, subsidiaries, insurers, parents, partners, associates, assigns, representatives, attorneys and all other affiliated or related entities as well as their predecessors, their affiliates, and each of their respective past and present officers, owners, employees, administrators, members, shareholders, agents, successors, subsidiaries, insurers, parents, partners, associates, assigns, representatives, and attorneys, in any and all capacities (including, but not limited to the fiduciary, representative, or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the foregoing. Any and all of the Company Parties may exercise the right to enforce this Agreement. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any Company Parties identified in this Agreement is a party.

Subject to this Agreement becoming effective, the Company, on behalf of itself and each of the Company Parties, hereby irrevocably and unconditionally releases and forever discharges Employee from any and all Claims, including without limitation, any claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Employee’s employment relationship with and service as an employee, officer, director, manager or agent of the Company or any of its subsidiaries, or the termination of such relationship or service, that occurred, existed or arose on or prior to the Company’s execution of this Agreement.  The Company represents and warrants that none of the Company Parties has assigned any of the claims being released under this Agreement and or filed any proceeding relating to Employee’s employment or the termination thereof.

6.   Section 1542. It is each party’s intention that the execution of this Agreement will forever bar every claim, demand, cause of action, charge and grievance against the other party and its affiliates, existing at any time prior to and through the date of execution of this Agreement. Because of each party’s intention, each party expressly waives any and all rights or benefits which such party may have under the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each party further waives and relinquishes all rights and benefits such party may have under any other statutes or common law principles of similar effect that can be waived.

7.   NO LAWSUITS. Each party warrants and represents that such party has not filed any claims, charges, complaints or actions against the other party or such party’s affiliates, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released under this Agreement. Employee also agrees that if any claim is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit with the exception of any claim for unemployment insurance benefits.

8.   Continuing Obligation Under Company’s Insider Trading Policy.  Employee agrees to continue to be bound by the Company’s insider trading policy, as in effect as of the date hereof.

9.   OBLIGATION TO PROVIDE LIMITED TRANSITION ASSISTANCE. Employee will cooperate reasonably with the Company in the transition of his employment, including providing any resignation letters in respect of the Company’s subsidiaries upon request.

10.   RETURN OF PROPERTY. Except as otherwise agreed to by the Company in writing, Employee expressly agrees that, promptly after the Separation Date, he will return to the Company all Company property, including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, and other books and records of any kind and nature whatsoever containing information concerning the Company or its customers or operations. Notwithstanding the foregoing, Employee shall not be required to return his rolodexes, personal diaries, calendars or correspondence or other documents or property that was given to him with the intention that it would become his property.

11.   POST-TERMINATION COVENANTS. Employee hereby agrees that he shall not, for a period of (12) months from the date hereof, for whatever reason, directly, either as a principal, agent, employee, employer, shareholder, partner, or in any other capacity, solicit, through the use of the Company’s trade secrets, or attempt to cause any customer of the Company (or any subsidiary, affiliated, or holding companies) not to do business with the Company, nor shall Employee directly and knowingly solicit or attempt to solicit for employment, employ or disaffect any other employee of the Company (or any subsidiary, affiliated, or holding companies), other than through normal recruiting efforts applied generally to the public.  In the event of a breach or threatened breach by Employee of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.  Employee further agrees that, for a period of two years from the date hereof, he will not initiate, promote, conduct or support a proxy contest that is adverse to the Company or that challenges a slate of directors nominated by the Company’s Board of Directors.

12.   NO ADMISSION. Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Employee and the parties agree that neither this Agreement nor any of the terms or conditions contained herein may be used in any future dispute or proceeding between the parties except one to enforce the terms of this Agreement. The foregoing sentence shall not apply in any proceeding to enforce this Agreement.

13.   CONFIDENTIALITY. Employee acknowledges that, in and as a result of his employment, he has made use of, acquired, and/or added to the confidential information of special and unique nature and value relating to such matters as the Company’s non-public trade secrets, systems, procedures, manuals, customer information, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company and the equipment and methods used by the Company (collectively, the “Confidential Information”).  Employee covenants and agrees that he shall not, at any time, directly divulge or disclose, or use for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to him as a result of his employment by the Company, except to the extent necessary to perform Employee’s continuing obligations to the Company as described herein, to enforce or defend his rights under this Agreement or the Indemnification Agreement, or pursuant to the final, binding order or requirement of a court, administrative agency or other governmental body. Employee shall promptly notify the Company and shall cooperate with the Company’s counsel in seeking a protective order to limit such disclosure. Whether or not such protective order is obtained, Employee shall furnish only that portion of the foregoing that his legal counsel advises he is legally obligated to disclose. Confidential Information does not include any information that has become publicly and widely known and made generally available through no wrongful act of Employee.  In the event of a breach or threatened breach by Employee of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Employee, or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

14.   MUTUAL NON-DISPARAGEMENT.  Employee agrees that he will not at any time defame, disparage, or impugn the reputation of the Company or its services, business affairs or financial condition, or any of the Company’s directors, officers, employees, or representatives in any future communications with any person or entity, and the Company agrees not to defame, disparage or impugn the reputation of Executive to any third parties.  Company agrees to respond to any employment inquiries about Employee by stating that Company policy is to provide only the dates of employment, position held, and confirmation of annual salary/wages, and then providing such information.  “Disparage,” as used in this Agreement means to make any statement, written or oral, that casts another party in a negative light, or implies or attributes any negative quality to another party.  Neither this section nor anything in this Agreement shall prohibit either party from making truthful statements to governmental agencies or authorities as may be required or permitted by law.

15.   TAX AND WITHHOLDING. The parties hereto agree and acknowledge that the Company shall have the right to withhold from any payments made to Employee any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on Form W-2.  Notwithstanding the foregoing, any federal, state and/or local income, personal property, franchise, excise or other taxes owed by Employee as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of Employee.

The Company hereby informs Employee that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Employee acknowledges and understands that Employee should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that the Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement and its tax consequences. Employee agrees that Employee shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to which he may be subject under applicable law. The Company shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to which the Company may be subject under applicable law.

16.   NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by both parties.

17.   RESOLUTION OF DISPUTES. Any disputes arising out of or relating to this Agreement shall, at the election of either party, be resolved by arbitration, to be held in Los Angeles, California in accordance with the JAMS Employment Arbitration Rules & Procedures. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. In any action or proceeding brought in connection with this Agreement, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses.

18.   INTEGRATION. This Agreement is entered into without reliance upon any statement, representation, promise, inducement or agreement not expressly contained within the terms hereof. This Agreement (together with the Indemnification Agreement and the Option Award Agreements) constitutes the entire agreement between the parties and supersedes all prior oral or written agreements concerning their employment relationship, regardless of the adequacy of consideration. The Company shall have no obligation to make any payment or do any act other than as specifically set forth herein. The terms of this Agreement are contractual and not mere recitals.

19.   SEVERABILITY. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

20.   GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

21.   SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and permitted assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to Employee, his executors, administrators, heirs and legal representatives.

22.   COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.  Facsimile signatures shall have the same force and effect as original signatures.

23.   REVOCATION. Employee acknowledges that he has been given twenty-one (21) days to review and consider this agreement before signing it. Employee understands that he may use as much or as little of this period as he wishes prior to signing the Agreement. Additionally, in order to comply with the Older Workers Benefits Protections Act and effectuate the release by Employee of any potential claims under the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), Employee agrees that: (1) he is waiving and releasing any rights he may have under the ADEA in exchange for consideration paid; (2) he acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled; (3) he has carefully reviewed this Agreement understands the terms and conditions it contains; (4) by entering into this Agreement, he is giving up potentially valuable legal rights and he intends to be bound by all the terms and conditions set forth in this Agreement; (5) he is entering into this Agreement freely, knowingly and voluntarily; (6) he has been advised to consult with his legal counsel before executing this Agreement and has actually consulted legal counsel before executing this Agreement; and (7) he may revoke the release of any ADEA claims, within seven (7) days of the date of Employee’s signature to this Agreement. Revocation must be made by delivering a written notice of revocation to Company, which must be received no later than the close of business on the seventh (7th) calendar day (or the next business day thereafter, if the seventh (7th) calendar day is not a business day) (the “Effective Date”). If Employee revokes this Agreement in any way, the Company shall have no obligation to provide Employee the Separation Payment or any other benefits under this Agreement.

24.   ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE. Employee acknowledges that he has read and understood the terms of this Agreement and that he is executing it voluntarily.  Employee acknowledges that he has been encouraged, and has had the opportunity, to consult with counsel of his choice regarding this Agreement.

25.   NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 11150 Santa Monica Boulevard, Suite 600, Los Angeles, CA 90025, Attention:  Chief Executive Officer, and to Employee at the address on file with the Company.

26.   DEFINITIONS. Any and all capitalized terms used but not defined herein shall have the definition as set forth in the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release as of the date written below.

Date: 8/26/2016	SPARK NETWORKS, INC.

By: /s/ Michael J. McConnell
Name: Michael J. McConnell
Title: Chairman

MICHAEL S. EGAN

By: /s/ Michael S. Egan